Exhibit 1 . 2

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

KUBOTA CORPORATION

(Kabushiki Kaisha Kubota)

(Amended on June 26, 2003)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Purpose)

Pursuant to the provisions of Article 9 of the Articles of Incorporation, the handling of matters relating to shares of the Company shall be in accordance with these Regulations, in addition to all relevant laws and ordinances and the Articles of Incorporation; provided that the handling of matters relating to shares of the Company held by beneficial shareholders shall be in accordance with Chapter X hereof.

Article 2. (Method of Making Demands and Applications, etc.)

(1) All demands, applications, notifications or requests with respect to shares of the Company shall be made in accordance with the forms prescribed by the Company.

(2) In making a demand or application, etc. as set forth in the preceding paragraph, the seal of the applicant filed pursuant to Article 18 hereof shall be used; provided, however, that the above shall not apply to cases where a document establishing the identity of the applicant is attached.

Article 3. (Attorney)

In case a demand or application, etc. with respect to shares of the Company is made by an attorney, such attorney shall submit a document evidencing his/her power of representation, and if such demand or application, etc. requires consent of a counsel or assistant, a document evidencing the consent of such counsel or assistant shall be attached.

Article 4. (Surety)

(1) In case the Company requires the assignment of a surety in connection with a demand or application, etc. with respect to shares of the Company, such surety shall be one whom the Company deems appropriate.

(2) In the event of the preceding paragraph, if deemed necessary, the Company may require submission of a certified copy of the surety’s family register, an official certificate of the surety’s seal impression, or any other document.

CHAPTER II. TRANSFER AGENT

Article 5. (Name, Address and Office of Transfer Agent)

The Transfer Agent of the Company, its handling office, and its liaison offices shall be as follows:

Transfer Agent:	The Chuo Mitsui Trust and Banking Corporation, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo
Handling Office:	The Chuo Mitsui Trust and Banking Corporation, Limited Osaka Branch
2-21, Kitahama 2-chome, Chuo-ku, Osaka
Liaison Offices:	The Chuo Mitsui Trust and Banking Corporation, Limited
Head Office and each branch office, and
Japan Securities Agents, Ltd., Head Office and each branch

Article 6. (Scope of Business of Transfer Agent)

The scope of business of the Transfer Agent of the Company shall be: transfer of title, registration of pledge, manifestation of trust assets or alteration and cancellation thereof, acceptance of applications for non-possession of share certificates, delivery of share certificates, payment of dividends, procedures for the registration of loss of share certificates, purchase of shares less than one unit, acceptance of various notices, and all other business incidental to these activities.

CHAPTER III. SHARE CERTIFICATE

Article 7. (Non-bearer Share Certificate)

Shares of the Company shall be non-bearer shares and the full name of the shareholder shall be inscribed on each share certificate.

Article 8. (Indication of Transfer on Share Certificate)

(1) When a registration of transfer is made, the date of registration on the register of shareholders shall be entered in the designated space on the reverse side of the share certificate and the seal for attestation by a representative director of the Transfer Agent shall be affixed thereto.

(2) When a notice of change in the surname, first name, trade name, etc. is made, the provisions of the preceding paragraph shall apply mutatis mutandis.

Article 9. (Indication of Pledge and Trust Assets on Share Certificate)

Registration of the pledge or manifestation of trust assets and alteration or cancellation thereof shall be inscribed on the reverse side of the share certificate, together with the date of registration thereof on the register of shareholders and the seal for attestation by a representative director of the Transfer Agent affixed thereto.

Article 10. (Denomination of Share Certificate)

(1) Denominations of share certificates of the Company shall be 100,000 shares, 10,000 shares, 1,000 shares, 500 shares, 100 shares and any number of shares less than 100.

Provided that the share certificate to be reissued among the share certificates placed by shareholders within the Japan Securities Depositary Center, Inc. (the “Center”) in a non-possession status for the purpose of cancellation of shares may be issued in the denomination of the number of shares so reissued.

(2) A shareholder may not request the issuance of a share certificate with a denomination of less than 1,000 shares among the share certificates set forth in the preceding paragraph, except when issuing a substitute certificate in the event that all columns for endorsement on the reverse side of the share certificate to be substituted are filled as set forth in Article 11, paragraph 1 hereof, or when issuing a share certificate to replace a share certificate that has been damaged or mutilated, as set forth in Article 15, paragraph 1 and Article 19, paragraph 1.

Article 11. (Issuance of Substitute Certificate)

(1) The Company shall issue a substitute certificate in the event that all columns for endorsement on the reverse side of the share certificate to be substituted are filled in.

(2) The provisions of the preceding paragraph shall also apply to share certificates submitted for transfer that individually represent less than one share unit shares and collectively represent a number of shares equal to one unit.

CHAPTER IV.

METHOD OF MAKING DEMAND AND APPLICATION

WITH RESPECT TO SHARES

Article 12. (Application for Registration of Transfer)

(1) In the event an application is made for the registration of transfer of shares, the transferee shall submit a written application duly inscribed with his/her name and affixed with his/her seal impression together with the share certificates.

(2) In the event an application is made for the registration of transfer of shares that have been acquired for a reason other than assignment, the Company may require the submission of an additional document evidencing the cause of such acquisition.

Article 13. (Application for Registration of Pledge)

In the event an application is made for registration of establishment or alteration of a pledge or cancellation thereof with respect to shares, a written application signed and sealed jointly by the pledgor and the pledgee shall be submitted together with the share certificates.

Article 14. (Application for Manifestation of Trust Assets)

In the event an application is made for entry and manifestation of trust assets with respect to shares, either the trustor or trustee shall submit the share certificate together with a written application duly inscribed with the name of the applicant and affixed with his/her seal, and in the event an application is made for cancellation of the entry and manifestation of trust assets with respect to shares, either the trustee or beneficiary shall submit the share certificate together with a written application duly inscribed with the name of the applicant and affixed with his/her seal.

Article 15. (Application for Re-issuance of Share Certificate)

In the event an application is made for re-issuance of a share certificate, the applicant shall submit a written application duly inscribed with his/her name and affixed with his/her seal, together with one of the following documents:

1.	In the case of damage or mutilation of a share certificate, such share certificate; provided, however, that when authenticity of the share certificate in question is difficult to confirm, the procedures provided in Chapter VI. hereof shall be followed, and

2.	In the case of division or combination of share certificates, the share certificates in question.

Article 16. (Application for Non-possession of Share Certificate)

(1) A shareholder who wishes not to retain possession of share certificates shall submit a written application therefor, duly inscribed with his/her name and affixed with his/her seal.

(2) In the event any share certificates already exist when a shareholder submits the above application, the applicant shall submit such share certificates together with the application.

Article 17. (Application for Delivery of Share Certificates Placed in Non-possession Status)

In the event that a shareholder demands the issuance or restoration of share certificates held for such shareholder in non-possession status, such shareholder shall submit a written application therefor duly inscribed with his/her name and affixed with his/her seal.

CHAPTER V. NOTIFICATION BY SHAREHOLDER AND REGISTERED PLEDGEE

Article 18. (Notifications by Shareholder and Registered Pledgee)

(1) A shareholder or a registered pledgee, his/her legal representative, or his/her representative shall notify the Company of his/her name or trade name, address and seal impression; provided, however, that a foreigner who is accustomed to signatures may substitute a seal impression with his/her specimen signature.

(2) A shareholder or a registered pledgee who is a resident in a foreign country shall designate a provisional address or his/her legal representative in Japan and notify the Company as provided in the preceding paragraph.

(3) In the event any change has occurred in matters referred to in the above two paragraphs, the applicant shall submit the notification of such change together with the relevant share certificates (only if such share certificates are required) and a document evidencing such fact; provided that if share certificates have not been issued, submission of share certificates shall not be required.

CHAPTER VI.

RE-ISSUANCE OF SHARE CERTIFICATES DUE TO LOSS THEREOF

Article 19. (Application for Registration of Loss and Cancellation of Share Certificates)

(1) In the event an application is made for registration of loss of a share certificate, the applicant shall submit a written application together with a document evidencing the acquisition and loss of such share certificate and a document that establishes the identity of the applicant; provided, however, that if such applicant is a nominee or a registered pledgee of such lost share certificate, the applicant need only submit the application together with a document evidencing the loss of such share certificate.

(2) In the event that a person who registered the loss of a share certificate submits an application for cancellation of the above registration, such applicant shall submit a written application for cancellation.

Article 20. (Application for Objection to Registration of Loss of Share Certificates)

In the event an application is made for objection to registration of loss of share certificates, the applicant shall submit a written application together with the share certificate in question and a document establishing the identity of the applicant; provided, however, that submission of such identification shall not be required if such applicant is a shareholder or a registered pledgee.

Article 21. (Re-issuance Due to Lapse of Share Certificates)

In the event an application is made for re-issuance of a lapsed share certificate, the applicant shall submit a written application.

Article 22. (Application Mutatis Mutandis of Notification of Shareholder or Registered Pledgee)

In the event the registrant of a loss of share certificates who is not a shareholder or registered pledgee changes any entry or record on the register of loss of share certificates, the provisions of Article 18 shall apply mutatis mutandis.

CHAPTER VII. PURCHASE OF SHARES LESS THAN ONE UNIT

Article 23. (Application for Purchase of Less Than One Share Unit Shares)

(1) In the event an application is made for the purchase of less than one share unit shares by the Company, the applicant shall submit a written application duly inscribed with his/her name and affixed with his/her seal impression.

(2) In the event that the above application is made, the applicant shall submit the application together with any share certificates that have already been issued.

(3) In the event an application for purchase of shares is made by an applicant who has acquired shares less than one unit for a reason other than assignment, the Company may require the submission of an additional document evidencing the cause of such acquisition.

Article 24. (Purchase Price)

The purchase price per share for less than one share unit shares shall be calculated based on the closing price in the market opened by the Tokyo Stock Exchange on the date on which the Transfer Agent receives an application for the purchase of the shares at the handling office or any liaison office set forth in Article 5 hereof (or on the date on which the application reaches the handling office or any liaison office of the Transfer Agent, if such application is sent by mail).

Provided, however, that if there is no trading of shares on the Tokyo Stock Exchange on such day, the purchase price per share shall be calculated based on the price of the first trade placed thereafter on the said exchange.

Article 25. (Payment of Purchase Price)

(1) The purchase price for the purchased shares shall be paid on the date designated by the Company at the place the application for the purchase of shares is submitted, provided that such date shall fall within 6 business days of the day following the day on which the purchase price is determined pursuant to the provisions in the preceding Article.

(2) The fees provided for in Article 36, paragraph 3 hereof shall be deducted from the purchase price at the time of payment.

Article 26. (Time of Transfer of Shares)

The shares subject to an application for purchase shall be transferred to the Company upon completion of the payment procedures of the purchase price as set forth in the preceding Article.

CHAPTER VIII.

ADDITIONAL PURCHASE OF LESS THAN ONE SHARE UNIT SHARES

Article 27. (Application for Additional Purchase of Shares)

(1) In the event any shareholder or beneficial shareholder holding less than one share unit shares submits an application for the purchase of shares numbering one share unit to be held together with the shares numbering less than one share unit already held by such shareholder or beneficial shareholder (the “Application for Additional Purchase of Shares”), such shareholder or beneficial shareholder shall submit a written application to the handling office or any liaison office of the Transfer Agent together with the relevant share certificates and the estimated amount of the additional purchase price set forth in Article 28 hereof; provided, however, that if no share certificates have been issued, submission of share certificates shall not be required.

(2) In the event a beneficial shareholder submits an application as set forth in the preceding paragraph, such application shall be submitted through the relevant participant or the Center.

Article 28. (Estimated Amount of Additional Purchase Price)

(1) The estimated amount of the additional purchase price shall be calculated by multiplying 1.3 by the product of the number of shares to be additionally purchased multiplied by the closing price in the market opened by the Tokyo Stock Exchange on the business day immediately preceding the day on which the documents relating to the Application for Additional Purchase of Shares set forth in the preceding Article reach the handling office or any liaison office of the Transfer Agent (or the closing price of the shares traded immediately preceding such date, if there is no trading of shares on such day), and any amount less than thousand Yen resulting from such calculation shall be rounded up.

Provided, however, that any Application for Additional Purchase of Shares by any beneficial shareholder shall be handled in accordance with the rules prescribed by the Center.

(2) In the event an Application for Additional Purchase of Shares set forth in the preceding Article is made and the estimated amount of the additional purchase price falls short of the amount described in the preceding paragraph, the Company shall not accept such application.

Article 29. (Application for Additional Purchase of Shares Exceeding the Balance of Treasury Stock)

If the total number of shares subject to Applications for Additional Purchase of Shares submitted on the same day exceeds the number of shares of the treasury stock held by the Company for the purpose of assignment, all such Applications for Additional Purchase of Shares submitted on such day shall become ineffective.

Article 30. (Effective Date of Application for Additional Purchase of Shares)

An Application for Additional Purchase of Shares shall become effective on the day the documents relating to such application set forth in Article 27 hereof and the estimated amount of the additional purchase price set forth in Article 28 hereof reach the handling office or any liaison office of the Transfer Agent.

Article 31. (Suspension Period of Acceptance of Application for Additional Purchase of Shares)

(1) The Company shall not accept Applications for Additional Purchase of Shares from the 12th business day prior to March 31 up to March 31 and from the 12th business day prior to September 30 up to September 30 each year.

(2) Notwithstanding the preceding paragraph, the Company may set any other suspension period for acceptance of Applications for Additional Purchase of Shares whenever it deems necessary.

Article 32. (Determination of Additional Purchase Price)

(1) The additional purchase price per share shall be the closing price per share in the market opened by the Tokyo Stock Exchange on the effective date of the Application for Additional Purchase of Shares; provided, however, that if there is no trading of shares on such effective date or such effective date falls on a holiday of the said exchange, the additional purchase price per share shall be the price of the first trade placed thereafter on the said exchange.

(2) The additional purchase price shall be the amount calculated by multiplying the additional purchase price per share set forth in the preceding paragraph by the number of shares so purchased.

(3) In the event the estimated amount of the additional purchase price set forth in Article 28 hereof falls short of the total of the purchased price set forth in the preceding paragraph and the handling charges set forth in Article 36 hereof (the “Additional Purchase Price”), the Company shall demand the amount of such shortage from the applicant for such additional purchase of shares. In such case, the Application for Additional Purchase of Shares shall be cancelled if the applicant fails to pay such shortage within 5 business days from the day following the date of demand of such shortage.

Article 33. (Receipt of Additional Purchase Price)

(1) The Company shall receive the Additional Purchase Price out of the estimated amount of the additional purchase price on the day designated by the Company, being within 6 business days from the day following the day on which the Additional Purchase Price is determined or the shortage set forth in paragraph 3 of the preceding Article is paid; provided, however, that if the additional purchase price corresponds to the price of stocks with rights such as dividends, stock splits or subscription rights, the Company shall receive such Additional Purchase Price by the record date, the day before the commencement of the close of the register of shareholders, or the date of allocation.

(2) The remaining amount of the estimated amount of additional purchase price less the Additional Purchase Price set forth in the preceding paragraph shall be returned to the relevant shareholder who submitted the Application for Additional Purchase of Shares by a remittance to the bank account designated by such shareholder or by cash payment through postal transfer.

Article 34. (Transfer of Shares Purchased Additionally)

Treasury stocks subject to the Application for Additional Purchase of Shares shall be transferred to the shareholder or the beneficial shareholder who submits the application on the day on which the receipt of the Additional Purchase Price is completed as set forth in the preceding Article.

Article 35. (Issuance of Share Certificates)

With respect to shares to constitute one unit through the additional purchase of shares, the Company shall issue a share certificate without delay and deliver it to the shareholder who submitted such application, unless such applicant is a beneficial shareholder.

CHAPTER IX. HANDLING CHARGES

Article 36. (Handling Charges)

Handling Charges concerning shares of the Company shall be as follows:

1. For issuance or restoration of share certificates as provided in Article 17:

Per new share certificate or restored share certificate	¥250

2. For application for registration of loss of share certificates as provided in Article 19:

Per application:	¥8,600
Per share certificate:	¥500

3. For purchase of shares less than one unit as provided in Article 23 and the additional purchase of shares less than one unit as provided in Article 27:

The amount of handling charges under Article 24 or Article 32 shall be the amount described below pro rata to the number of shares less than one unit purchased by the Company or additionally purchased by a shareholder (as the amount equivalent to the entrustment fees of trading of the number of shares per unit):

1 Million Yen or less	1.150%
More than 1 Million Yen to 5 Million Yen or less (Any fraction less than 1 Yen shall be rounded off.)	0.900%

Provided that if the amount so calculated per unit is less than 2,500 Yen, the handling charges shall be 2,500 Yen.

CHAPTER X. SPECIAL PROVISIONS TO BENEFICIAL SHAREHODERS

Article 37. (Entry on Register of Beneficial Shareholders)

Entries on the register of beneficial shareholders shall be made based on the notice concerning beneficial shareholders and identification tags of beneficial shareholders from the Center.

Article 38. (Identification Tag of Beneficial Shareholders)

Beneficial shareholders shall submit their identification tags through participants.

Article 39. (Aggregating Shares Held by the Same Shareholder)

If a shareholder described in the register of shareholders and a beneficial shareholder described in the register of beneficial shareholders are deemed to be the same person based on the respective addresses and names, the number of shares held by both of them shall be aggregated with respect to the exercise of his/her shareholder rights.

Article 40. (Notification of Beneficial Shareholders)

(1) The provisions of Chapter V. hereof shall apply mutatis mutandis to the beneficial shareholders.

(2) A beneficial shareholder shall make any notification set forth in the preceding paragraph through the relevant participant; provided, however, that a beneficial shareholder is not required to change his/her notified seal through such participant.

Article 41. (Purchase of Shares Less Than One Unit from Beneficial Shareholders)

The provisions of Chapter VII. shall apply mutatis mutandis to beneficial shareholders; provided, however, that a beneficial shareholder shall apply for purchase of shares less than one unit by the Company through the relevant participant or the Center.

Article 42. (Other Matters)

Any other matter concerning beneficial shareholders shall be handled as provided by the Center as well as in this Chapter.

SUPPLEMENTAL PROVISIONS

Article 43. (Effective Date of These Regulations)

These regulations shall come into force as from June 27, 2003.

Article 44. (Amendment to These Regulations)

These Regulations may be amended by resolution of the Board of Directors.

End